Exhibit 99.1

Citizens Financial Corp.’s earnings for the first nine months of 2005 were $1,424,000 compared to $1,127,000 in the first nine months of 2004. Third quarter earnings were $611,000 in 2005 and $440,000 in 2004. These improvements stem from higher net interest income and a reduction in the provision for loan losses. On a per share basis year-to-date earnings increased $.50 to $2.29.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia. The company’s stock trades on the over the counter bulletin board under the symbol CIWV.